Exhibit 10.1

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is made and entered into by and between [●] (the “Employee”) and Tengasco, Inc. (the “Company”), effective as of [●] (the “Effective Date”).

RECITALS

WHEREAS, this Agreement is designed to reduce the uncertainty faced by the Employee in the face of any potential change in control by providing the Employee the opportunity to receive severance pay in the event of an actual or constructive involuntary termination of employment following a change in control.

WHEREAS, this Agreement is not intended to satisfy the qualification requirements of Code Section 401 but is intended to comply with or be exempt from the requirements of Code Section 409A and the Treasury regulations and guidance issued thereunder.

DEFINITIONS

As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)        Affiliate.  Each of the following: (a) any subsidiary corporation (within the meaning of Section 424 of the Code; (b) any parent corporation (within the meaning of Section 424 of the Code); (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Company.

(b)         Anniversary Date.  Each anniversary of the date that the Employee begins employment with the Employer.

(c)          Base Pay.  The Employee’s weekly base pay, determined as follows:

(i)          Hourly Employees.  If the Employee is paid on an hourly basis, the regular hourly rate of pay on the Employee’s Date of Termination multiplied by 52 (which is the number of paid hours per week after taking into account overtime pay, based on the average 48-hour work week of all hourly employees).

(ii)         Salaried Employees.  If the Employee’s paid on a salary basis, the annualized base salary in effect on the Employee’s Date of Termination, divided by 52 (the number of weeks in a year).

(d)         Cause.  A good faith determination of the Company of any of the following: (i) commission of any act of dishonesty or fraud by the Employee which is intended to result in the Employee’s personal enrichment at the expense of the Company or its Affiliates; (ii) the Employee’s willful violation of his or her responsibilities or legal obligations to the Company or any of its Affiliates; or (iii) the Employee’s conviction (after the exhaustion of all appeals) or plea of nolo contendere to any felony involving moral turpitude.

(e)          Change in Control.   The earliest of the following events:

(i)          the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would hold less than 50% of the voting capital stock of the Company or the surviving or resulting corporation, as applicable;

(ii)          the sale or transfer (other than as security for obligations of the Company) of substantially all the operating assets of the Company; or

(iii)        the individuals who, as of the Effective Date, constitute the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

(f)         Change in Control Protection Period.  The period beginning on the date of a Change in Control and ending twelve (12) months thereafter; provided, however, that if the Employee has a termination of employment prior to a Change in Control at the request of the buyer or otherwise in contemplation of the Change in Control, such termination shall be deemed to have occurred within the Change in Control Protection Period.

(g)         Code.  The Internal Revenue Code of 1986, as amended from time to time.

(h)         Date of Termination.  The date on which the Employee’s employment with the Employee’s Employer terminates.

(i)          Employer.  The Company or Related Entity that is the common law employer of the Employee.

(j)        Good Reason.  With respect to the Employee’s termination of employment, any of the following events or conditions which occur without the Employee’s written consent, and which remain in effect after notice has been provided by the Employee to the Employer of such event or condition and the expiration of a 30 day cure period: (i) a reduction in the Employee’s Base Pay, (ii) for any Employee paid on an hourly basis, an involuntary reduction in average hours of weekly employment, (iii) a change of more than fifty (50) miles in the geographic location at which Employee primarily performs his or her services, or (iv) failure to offer the Employee substantially similar employee benefits at substantially the same cost as the employee benefits that were offered to the Employee immediately preceding the Change in Control.  The Employee’s notification to the Company must be in writing and must occur within a reasonable period of time, not to exceed 60 days, following the Employee’s discovery of the relevant event or condition.

(k)         Qualifying Termination. Employee’s employment with an Employer is terminated during the Change in Control Protection Period due to an involuntary termination by the Employer without Cause (which shall not include a termination as a result of the Employee’s death or disability),  or due to a termination by the Employee for Good Reason; provided, however, that a Qualifying Termination shall not be deemed to have occurred where the Employee is offered but refuses to accept continued employment following the Change in Control with compensation and benefits that are no less favorable than those provided to the Employee prior to the Change in Control and with a principal job location within 50 miles of the geographic location at which such Employee was performing services immediately prior to the Change in Control (including, for avoidance of doubt, refusal to accept such offered employment with any purchaser of the Kansas assets of the Company subsequent to the Change in Control transaction).

(l)         Related Entity.  Any Affiliate that is treated as the same “service recipient” or “employer” as the Company pursuant to Treasury Regulation Section 1.409A-1(h)(3), and any successor to such entity.

(m)        Severance Pay.  Cash severance payable to the Employee as determined pursuant to Section 2(a) of this Agreement.

(n)         Year of Service. Each one-year period and fraction thereof, beginning on the date the Employee is hired or rehired by the Company or any Related Entity and measured in respect of each Anniversary Date thereof through the Change in Control, during which period the Employee is continuously employed by an Employer, provided, however, that periods during which the Employee is on an approved leave of absence shall be treated as periods of continuous employment. In addition, the Employer shall adjust the Employee’s hire date to take into account prior service if the Employee terminated employment and was rehired within a period of less than 1 full year.

AGREEMENT

(1)          No Contract of Employment.  The execution of this Agreement does not, and shall not be deemed to, guarantee the Employee’s employment with the Company or an Affiliate for any specific period and does not alter the at-will nature of the employment relationship between the Employer and the Employee.  Accordingly, the Employee or the Employer may terminate the employment relationship as freely and with the same effect as if this Agreement had not been executed at any time, with or without Cause or Good Reason, at the option of either party, with or without notice.  Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by a duly authorized representative of the Company. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or as may otherwise be available in accordance with the Company’s established employee arrangements.

(2)        Severance Pay.

(a)         Amount.  The amount of Severance Pay payable to Employee upon a Qualifying Termination shall be [26 weeks of Base Pay] 1 [two weeks of Base Pay for each full completed Year of Service, plus a pro-rated number of weeks of Base Pay based on the foregoing formula for any partially completed Year of Service (which pro-rated amount may include fractional weeks of Base Pay), up to a maximum of 26 weeks of Base Pay]2.

(b)         Payment.  All Severance Pay shall be paid in a single lump sum within ten days after the Release required by Section 3 has been executed and has become effective and irrevocable.

(c)         Offset. To the extent permitted under Section 409A of the Code, the Employee’s Severance Pay under this Agreement shall be reduced by any amount that the Employee owes to the Employer or any Related Entity on the Employee’s Date of Termination.

(3)         Release.  As a condition precedent to the payment or provision of the amounts or benefits due under Section 2, the Employee must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

(4)        Successors and Assigns. This Agreement shall bind any successor of the Company, its assets or its businesses as in existence immediately prior to the Change in Control (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Agreement, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

(5)        Term. This Agreement shall continue in full force and effect until the date that is eighteen (18) months following the Effective Date, and shall then automatically terminate; provided, however, that if Employee becomes entitled to any payments hereunder shall continue to receive such payments notwithstanding any termination of the Agreement.

1 NTD: To be used for the Company’s CFO.
2 NTD: To be used for all Employees other than the Company’s CFO.

(6)         Section 409A.

(a)         General.  The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Employee for any failure to do so.

(b)        Exceptions to Apply.  The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 6(c) below.  All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)         Specified Employee.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to the Employee during the 6-month period following his or her Date of Termination to the extent that the Company determines that the Employee is a “specified employee” as of the Date of Termination and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Employee’s death), the Company shall pay to the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such 6-month period.

(d)        Taxable Reimbursements.  To the extent that any payments or reimbursements provided to the Employee are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(7)        Unfunded Status.   All payments pursuant to this Agreement shall be made from the general funds of the Company (or if so provided by the Company, the relevant Employer) and no special or separate fund shall be established or other segregation of assets made to assure payment.  The Employee shall not have under any circumstances any interest in any particular property or assets of the Company or any Affiliate as a result of this Agreement.

(8)         Nonalienation.  The Employee shall have no right or ability to pledge, hypothecate, anticipate, assign, or otherwise transfer any benefit or right under this Agreement, except by will or the laws of descent and distribution.

(9)         Validity and Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(10)     Governing Law.  The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

(11)       Dispute Resolution.  Any controversy or claim under this Agreement (a “Dispute”) shall be settled by binding arbitration in the City and County of Denver,  Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award.  The prevailing party in any such action or proceeding shall be entitled to reasonable attorneys’ fees and costs.

(12)      Notices.  All notices and all other communications which are required to be given under this Agreement must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case (A) if to the Company, to the Company’s Chief Financial Officer at 8000 E. Maplewood Ave., Suite 130, Greenwood Village, CO  80111 (or to the Company’s then-current headquarters if different than above), or to the Chief Financial Officer’s then-current e-mail or facsimile, and (B) if to the Employee, to the most recent contact information on file with the Employer.

(13)      Payment Obligation May be Satisfied by Employer; Tax Withholding.  The Company may satisfy any payment obligation under this Agreement by having the Employer of the Employee make the payment due hereunder.  All payments made to Employee in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal, and foreign taxes, as determined in the sole discretion of the Company or the Employer making such payment.

(14)     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

(15)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(16)      Amendment. No modifications or amendments to this Agreement shall be binding on the parties unless and until such modifications or amendments are executed in writing by an authorized representative of each party.

-Signature Page Follows-

IN WITNESS WHEREOF, the undersigned have executed this Change In Control and Severance Agreement on the Effective Date.

THE COMPANY

TENGASCO, INC.

By:
Name:
Title:

EMPLOYEE

By:
Name:

Exhibit A

Form of Release

See attached.

GENERAL RELEASE OF CLAIMS

This General Release (“Release”) is entered into as of [•], by and between Tengasco, Inc. (the “Company”), and [•], an employee of the Company (the “Employee”) (collectively, the “Parties”).

WHEREAS, Employee’s employment with the Company is being terminated effective [•]; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential Claims (defined below) and disputes relating to Employee’s employment with and termination from the Company and all other relationships between Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Employment. Employee’s employment with the Company shall terminate on [•] (the “Date of Termination”).

2.
Severance Benefits.  In consideration of Employee’s release of Claims and the other covenants and agreements contained herein, and provided that Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide to Employee the severance benefits described in Section 2 of that certain Change in Control and Severance Agreement (the “Severance Agreement”), between Employee and the Company, dated on or about the date hereof (the “Benefits”) in the time and manner provided therein.  If Employee breaches any of the provisions of this Release or of any other agreement Employee has with the Company, the Company’s obligations as described in this Release may be excused in whole or in part in the Company’s sole discretion.  Employee acknowledges and agrees that the Benefits constitute good and valuable consideration beyond that to which Employee would be entitled to receive from the Company if Employee elected not to sign this Release.  Reporting of and withholding on any payment under this Section for tax purposes shall be performed by the Company in conformance with applicable tax laws.

3.
Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) calendar day after the date of its execution by Employee (the “Effective Date”).  Employee acknowledges and agrees that if Employee revokes this Release pursuant to Section 6 hereof, Employee will have no right to receive the Benefits.

4.
General Release.  In consideration of the Company’s obligations under this Release, Employee hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, agents, contractors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to Employee’s employment with the Company or the termination thereof, or related to Employee’s relationship(s) with the Released Parties, whether arising from tort, common law, statute, contract or Company plan, including but not limited to, (a) claims of wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, reliance upon any representation, Employee’s activities, if any, as an actual or alleged “whistleblower,” defamation, infliction of emotional distress, outrageous conduct, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, or violation of any other principle of common law, (b) claims arising under Title VII of the Civil Rights Act of 1964 and 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, 42 U.S.C. Section 1981, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Non-discrimination Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, or (c) claims arising under the discrimination, wage payment, or employment laws and any other federal, state or local statutes or ordinances of the United States, it being Employee’s intention and the intention of the Company to make this Release as broad and as general as the law permits (the “Claims”).  Employee understands that this Release does not waive claims that the law does not allow to be waived, claims that may arise after the date on which the Release is executed, or claims related to breach or enforcement of this Release.

5.
Unknown Facts.  This Release includes Claims of every nature and kind, known or unknown, suspected or unsuspected.  Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Release, and Employee agrees that this Release and the covenants contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

6.
Review and Revocation Period.  Employee acknowledges that the Company has advised Employee that Employee may consult with an attorney of Employee’s own choosing (and at Employee’s expense) concerning the terms of this Release prior to signing this Release and that Employee has been given at least twenty-one (21) calendar days during which to consider the provisions of this Release, although Employee may sign and return it sooner.  In the event that Employee signs this Release prior to the expiration of the twenty-one (21) day period, Employee voluntarily waives the right to review this Release for any remaining portion of the twenty-one (21) day period.  Employee further acknowledges that Employee has been advised by the Company that after executing this Release, Employee will have seven (7) calendar days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired.  Employee acknowledges and agrees that if Employee wishes to revoke this Release, Employee must do so in writing, and that such revocation must be signed by Employee and received by the Chief Financial Officer of the Company no later than 5:00 p.m. on the seventh (7th) calendar day after Employee has executed this Release. Employee acknowledges and agrees that, in the event that Employee revokes this Release, Employee will have no right to receive any benefits hereunder, including the Benefits. Employee represents that Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.
Confidentiality and Property Return.  Except as otherwise provided herein, Employee agrees to keep the existence and terms of this Release confidential, as well as reaffirms Employee’s general obligation to keep the Company’s non-public confidential, proprietary and trade secret business and financial information strictly confidential, including, without limitation, business, personnel, or financial information (other than information relating to possible violations of federal law or regulation that is reported to any governmental agency or entity, or otherwise making disclosures that are protected under the whistleblower provisions of federal law or regulation).  Employee understands and acknowledges that Employee’s obligations pursuant to any confidentiality agreement signed by Employee and the Company (“Confidentiality Agreement”) survive and continue after the Date of Termination.  Employee represents and warrants that, prior to Employee’s execution of this Release, Employee will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, drives, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business and will retain no copies in any form.

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8.
Non-Admission of Liability.  Nothing in this Release will be construed as an admission of liability by Employee or the Released Parties; rather, Employee and the Released Parties are resolving all matters arising out of any relationship between Employee and the Company and all other relationships between Employee and the Released Parties.

9.	Acknowledgments and Warranties.

(a) Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, accrued but unused vacation time, bonuses, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company or otherwise.

(b) Employee warrants and represents that Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released.

(c) Employee has had an opportunity to discuss any complaints or concerns with the Company and acknowledges that Employee has raised no complaints or concerns with the Company.

(d) Employee acknowledges and understands that this Release does not prohibit or prevent Employee from filing a charge with the Equal Employment Opportunity Commission, or equivalent state agency, or from participating in a federal or state agency investigation, or from making a complaint to any federal or state agency as authorized by law.  Notwithstanding the foregoing, Employee waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the released Claims.

(e) Employee has not previously disclosed any information which would be a violation of the Confidentiality Agreement or the confidentiality provisions set forth in Section 7 if such disclosure were to be made after the execution of this Release.

10.
Section 409A.  This Release is intended to comply with or be exempt from Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  It is the intention of the Parties that payments or benefits payable under this Release shall not be subject to the additional tax or interest imposed pursuant to Section 409A, and the provisions of Section 6 of the Severance Agreement shall apply to the Benefits provided herein.

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11.
No Application.  Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates.  Employee warrants that no such applications are pending at the time this Release is executed.

12.	Miscellaneous.

(a) Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

(b)  Governing Law and Venue.  This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to its statutes or precedent concerning conflicts of laws, except to the extent pre-employed by Federal law.  Any dispute concerning this Release will be resolved in accordance with Section 11 of the Severance Agreement.

(c)  Severability.  Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.  The Parties authorize a court of competent jurisdiction to modify this Release, if necessary, to make it enforceable tot the maximum extent permitted by law.

(d) Counterparts. This Release may be signed in counterparts and each counterpart will be deemed to be an original but together all such counterparts will be deemed a single agreement.

(e) Entire Agreement; Modification.  This Release and the Severance Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings, or negotiations between or among the Parties.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.  The failure of any party to insist upon strict performance of any of the terms or conditions of this Release shall not constitute a waiver of any of such party’s rights hereunder.

13.
Acceptance.  Employee may confirm the acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Chief Financial Officer of the Company, no later than 5:00 p.m. forty-five (45) calendar days after Employee’s Date of Termination. If Employee does not execute this Release in the time noted above, this Release and the consideration offered herein, will be deemed withdrawn.

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EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

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IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

TENGASCO, INC.		EMPLOYEE
By	By

Date	Date